Exhibit 99.1

Contact:
John McManus, NeoTherapeutics Inc., (949) 788-6700, ext. 247

NeoTherapeutics and GPC Biotech sign agreement
to co-develop phase 3 oral anti-cancer drug

NeoTherapeutics to receive licensing fees, milestone payments and royalties

GPC Biotech to fully fund development and commercialization costs

IRVINE, Calif., Oct. 1, 2002 — NeoTherapeutics, Inc. (Nasdaq: NEOTD) announced today that it has signed an agreement with GPC Biotech (Frankfurt Stock Exchange: GPC) to co-develop NeoTherapeutics’ lead anti-cancer drug, satraplatin. Under the co-development and licensing agreement, NeoTherapeutics may receive up to $22 million in license fees and milestone payments. The license fee consists of a payment of $2 million within 10 days of signing, and a payment of $1 million plus a $1 million equity investment within 30 days after the first dosing of a patient in a registrational study. GPC Biotech has agreed to make additional payments totaling up to $18 million upon achieving agreed upon milestones, the first of which is anticipated to be the acceptance of the NDA (New Drug Application) filing by the U.S. Food and Drug Administration. Furthermore, GPC Biotech will fully fund development and commercialization expenses for satraplatin. Upon commercial sale of satraplatin, NeoTherapeutics will receive royalty payments based upon net sales, and may co-promote satraplatin in the United States.

“GPC Biotech’s and NeoTherapeutics’ partnership to develop satraplatin is a natural fit for many reasons,” stated Luigi Lenaz, M.D., President of the oncology division of NeoTherapeutics. “Members of senior management and clinical development from both companies have worked well together in the past. The development team has strong knowledge on platinum derivate compounds based on their former involvement in the development of cisplatin and carboplatin. I also look forward to collaborating again with a leader in oncology like Marcel Rozencweig, M.D., Senior Vice President, Drug Development at GPC Biotech. His expertise in worldwide drug development will contribute greatly to our potential success.”

“This exciting late-stage clinical compound represents a milestone in expanding GPC Biotech’s oncology-focused drug pipeline,” said Bernd R. Seizinger, M.D., Ph.D., President and Chief Executive Officer of GPC Biotech. “We are delighted to work with NeoTherapeutics to bring satraplatin to the market as quickly as possible.” Dr. Seizinger continued. “Data from the approximately 500 patients treated so far strongly suggest that satraplatin has the potential to become an important anti-cancer drug, particularly in the treatment of hormone-resistant prostate cancer. Another important feature of satraplatin is the fact that it can be orally administered. There is currently no orally-administered platinum compound on the market. The oral administration route would provide the possibility of treating cancer patients on an out-patient basis, which is considered to be an increasingly important trend in modern anti-cancer therapy.”

“Our partnership with GPC Biotech represents an important step in the implementation of our strategic plan for rebuilding NeoTherapeutics,” stated Rajesh Shrotriya, M.D., Chairman of the Board, Chief Executive Officer and President of NeoTherapeutics. “This co-development and licensing agreement provides the financial resources that we have been seeking to initiate phase 3 studies of satraplatin. We are very pleased to have a partner with the financial strength and drug development skills that GPC Biotech possesses, and I believe our complementary skills and experience will enhance and expedite the development of satraplatin.”

Satraplatin is an orally-administered platinum derivative licensed from Johnson-Matthey to NeoTherapeutics. Platinum derivatives are one of the most active classes of cytotoxic anti-cancer agents and are currently used to treat a wide range of cancers. A large phase 2 program has shown efficacy in the treatment of hormone-resistant prostate cancer as well as several other tumor types. NeoTherapeutics and GPC Biotech expect to begin phase 3 clinical development of satraplatin in 2003 with clinical trials to be conducted in both the U.S. and Europe. First- and second-generation agents, cisplatin and carboplatin, are widely used in treating cancer and generate annual sales in excess of $800 million. Neither drug is approved to treat prostate cancer.

GPC Biotech AG is a genomics- and proteomics-driven biotechnology company focused on the development of novel anti-cancer drugs. Ongoing programs in immunology and infectious diseases provide upside potential through strategic partnering opportunities. Drug discovery alliance partners include: ALTANA Pharma of ALTANA AG (ALT.FSE; NYSE: AAA), Aventis Pharma (PAVE.PSE), Boehringer Ingelheim International GmbH, MorphoSys AG (MOR.FSE) and PanTherix Ltd. GPC Biotech AG is headquartered in Martinsried/Munich (Germany). The Company’s wholly-owned U.S. subsidiary has research sites in Waltham, Massachusetts, and Princeton, New Jersey.

NeoTherapeutics seeks to create value for shareholders through the development of in-licensed drugs for the treatment and supportive care of cancer patients. The Company’s lead drug, satraplatin, is a phase 3 oral, anti-cancer drug. Elsamitrucin, a phase 2 drug, will initially target non-Hodgkin’s lymphoma. Neoquin™ is being studied in the treatment of superficial bladder cancer, and may have applications as a radiation sensitizer. The Company also has a pipeline of pre-clinical neurological drug candidates for disorders such as attention-deficit hyperactivity disorder, schizophrenia, mild cognitive impairment and pain, which it is actively seeking to out-license or co-develop. For additional information visit the Company’s web site at www.neot.com.

This press release may contain forward-looking statements regarding future events and the future performance of NeoTherapeutics that involve risks and uncertainties that could cause actual results to differ materially. These risks are described in further detail in the Company’s reports filed with the Securities and Exchange Commission.

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